DECKERS BRANDS REPORTS FOURTH QUARTER AND FISCAL 2020 FINANCIAL RESULTS

•	Full Fiscal Year 2020 Sales Increased 5.6% to a Record $2.133 Billion.

•	Full Fiscal Year 2020 Diluted Earnings Per Share Increased 8.8% to a Record $9.62.

•	Company announces updates regarding its response to COVID-19.

Goleta, California (May 21, 2020) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2020. The Company also provided an update regarding its response to COVID-19.

"Fiscal year 2020 performance was driven by the strength of our brand portfolio, fueled by targeted investments in our key initiatives, coupled with disciplined financial management," said Dave Powers, President and Chief Executive Officer. "We expect fiscal year 2021 results to be impacted depending on the duration and severity of the COVID-19 pandemic, but our in-demand brands, omni-channel capabilities, and healthy balance sheet position us well to weather this challenging environment."

Throughout this release, references to Non-GAAP financial measures from the prior year exclude the impact of certain charges relating to restructuring costs, organizational changes, legal matters and other one-time or non-recurring amounts. Although the Company is not reporting any Non-GAAP financial measures for the current period, a reconciliation between its reported GAAP measures and its Non-GAAP financial measures for the fourth fiscal quarter and fiscal year ended March 31, 2019 is set forth under the heading "Non-GAAP Financial Measures" below.

Fourth Quarter Fiscal 2020 Financial Review

▪	Net sales decreased 4.9% to $374.9 million compared to $394.1 million for the same period last year. On a constant currency basis, net sales decreased 4.5%.

▪	Gross margin was 51.5% compared to 51.6% for the same period last year.

▪	SG&A expenses were $176.3 million compared to GAAP SG&A expenses last year of $171.7 million and Non-GAAP SG&A expenses last year of $170.4 million.

▪	Operating income was $16.7 million compared to GAAP operating income of $31.6 million for the same period last year and Non-GAAP operating income of $32.9 million for the same period last year.

▪	Income tax expense was $0.6 million compared to GAAP income tax expense of $9.6 million for the same period last year and Non-GAAP income tax expense of $9.9 million for the same period last year.

▪	Diluted earnings per share was $0.57 compared to GAAP diluted earnings per share of $0.82 for the same period last year and Non-GAAP diluted earnings per share of $0.85 for the same period last year.

Full Year Fiscal 2020 Financial Review

▪	Net sales increased 5.6% to $2.133 billion compared to $2.020 billion for the same period last year. On a constant currency basis, net sales increased 6.5%.

▪	Gross margin was 51.8% compared to 51.5% for the same period last year.

▪	SG&A expenses were $765.5 million compared to GAAP SG&A expenses last year of $712.9 million for and Non-GAAP SG&A expenses last year of $713.3 million.

▪	Operating income was $338.1 million compared to GAAP operating income of $327.3 million for the same period last year and Non-GAAP operating income of $327.0 million for the same period last year.

•	Income tax expense was $64.7 million compared to GAAP and Non-GAAP income tax expense of $64.6 million for the same period last year.

▪	Diluted earnings per share was $9.62 compared to GAAP and Non-GAAP diluted earnings per share of $8.84 for the same period last year.

Brand Summary

▪
UGG® brand net sales for the fourth quarter decreased 17.9% to $196.3 million compared to $239.0 million for the same period last year. For fiscal year 2020, net sales decreased 0.8% to $1.521 billion.

▪
HOKA ONE ONE® brand net sales for the fourth quarter increased 51.8% to $101.9 million compared to $67.1 million for the same period last year. For fiscal year 2020, net sales increased 58.0% to $352.6 million.

▪	Teva® brand net sales for the fourth quarter increased 12.5% to $59.6 million compared to $52.9 million for the same period last year. For fiscal year 2020, net sales increased 0.4% to $138.0 million.

▪
Sanuk® brand net sales for the fourth quarter decreased 57.8% to $13.3 million compared to $31.5 million for the same period last year. For fiscal year 2020, net sales decreased 38.1% to $51.2 million.

Channel Summary (included in the brand sales numbers above)

▪
Wholesale net sales for the fourth quarter decreased 2.9% to $230.7 million compared to $237.5 million for the same period last year. For fiscal year 2020, wholesale net sales increased 6.9% to $1.396 billion.

▪
DTC net sales for the fourth quarter decreased 7.9% to $144.2 million compared to $156.6 million for the same period last year. DTC comparable sales in the fourth quarter decreased 3.7% versus the prior year, which excludes the final two weeks of retail store sales due to COVID-19 impacts. For fiscal year 2020, DTC net sales increased 3.1% to $736.9 million and DTC comparable sales increased 5.0% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

▪
Domestic net sales for the fourth quarter decreased 8.4% to $230.8 million compared to $252.0 million for the same period last year. For fiscal year 2020, domestic net sales increased 9.6% to $1.402 billion.

▪
International net sales for the fourth quarter increased 1.4% to $144.1 million compared to $142.1 million for the same period last year. For fiscal year 2020, international net sales decreased 1.5% to $731.0 million.

Balance Sheet (March 31, 2020 as compared to March 31, 2019)

▪	Cash and cash equivalents were $649.4 million compared to $589.7 million.

▪	Inventories were $311.6 million compared to $278.8 million.

▪	Outstanding borrowings were $30.9 million compared to $31.5 million. The full amount of outstanding borrowings relate to the mortgage on the Company's corporate headquarters.

Stock Repurchase Program

During the fourth quarter, the Company did not repurchase any shares of its common stock. As of March 31, 2020, the Company had $160 million remaining under its stock repurchase authorizations. The Company has paused share repurchase activity for the time being, but retains the discretion to commence share repurchase activity in future periods.

Financial Outlook

Given the ongoing and fluid economic environment related to the COVID-19 pandemic, the Company will not be providing full year guidance for fiscal year 2021.

COVID-19 Update

The Company continues to modify and evolve its operations in response to the COVID-19 pandemic. The Company will continue to review expert agency guidelines, as well as information from health officials and local authorities, while assessing the appropriate scope of operations and allocation of resources necessary to navigate this dynamic and unprecedented environment.

Company Liquidity
As of March 31, 2020, the Company had a liquidity position of over $1 billion dollars, which included $649.4 million in cash and cash equivalents and $469.5 million available under its existing revolving credit facilities.

As of fiscal year end, the Company did not have any outstanding borrowings under any of its existing revolving credit facilities.

Retail Stores
On March 17, 2020, the Company announced a temporary closure of its retail stores in North America and Europe. Subsequently, store locations in Japan were also temporarily closed. These temporary closures largely remain in effect across many locations at this point in time. Due to the extended closure for many of these store locations, the Company has furloughed a portion of its retail employees. As stores begin to reopen, they will do so with modified operations including enhanced health and safety protocols. Additionally, some stores that have recently reopened are operating at a limited capacity as they continue to adapt to new and evolving challenges related to COVID-19.

Supply Chain
The Company's distribution center in Moreno Valley, California, as well as other third-party distribution facilities that the Company leverages to service its operations, are currently in operation and supporting ongoing logistics. However, these facilities may continue to operate at limited capacity, due to the enhanced health and safety measures now in place.

The Company maintains a network of strategic sourcing partners which includes material vendors and production factories. The Company experienced certain disruptions to sourcing with its third-party manufacturers during the fourth quarter of fiscal year 2020. While these disruptions have since been mitigated, it is possible that there will be disruptions in the future.

Operating Expense Plans
To mitigate the adverse impact the COVID-19 pandemic may have on its business and operations, the Company has reduced planned levels of operating expense for the upcoming fiscal year and has implemented a number of temporary measures to reduce operating expense, including restricting employee travel, suspending hiring of certain non-essential employees, suspending annual salary increases, canceling or postponing certain events, converting in-person meetings to virtual platforms, eliminating or deferring other discretionary expenditures, and in certain cases seeking payment accommodations or deferrals.

Non-GAAP Financial Measures

The Company presents certain Non-GAAP financial measures for the prior year in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income (loss), Non-GAAP income tax expense (benefit) and Non-GAAP diluted earnings (basic loss) per share, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance.

The Company believes these Non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results, such as charges relating to restructuring costs, organizational changes, legal matters and other one-time or non-recurring amounts. In particular, the Company believes the exclusion of certain costs and one-time amounts allows for a more meaningful comparison of results from period to period. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies.

These Non-GAAP financial measures may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such Non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable Non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables attached to this press release.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and fiscal year 2020 will be broadcast live today, Thursday, May 21, 2020, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the webcast box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva®, and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, cost savings and liquidity position, the scope of operations at our distribution centers, the timing of commencement of our operations, the impacts of COVID-19 on our business and operations, our ability to compete in our industry, our product and brand positioning and strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of COVID-19, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2020	2019	2020	2019
Net sales	$374,910	$394,130	$2,132,689	$2,020,437
Cost of sales	181,912	190,825	1,029,016	980,187
Gross profit	192,998	203,305	1,103,673	1,040,250
Selling, general and administrative expenses	176,343	171,701	765,538	712,930
Income from operations	16,655	31,604	338,135	327,320

Other (income) expense, net	10	(1,939)	(2,731)	(1,614)
Income before income taxes	16,645	33,543	340,866	328,934
Income tax expense	555	9,574	64,724	64,626
Net income	16,090	23,969	276,142	264,308
Other comprehensive (loss) income, net of tax
Unrealized loss on cash flow hedges	(207)	(1,241)	—	(243)
Foreign currency translation (loss) gain	(2,249)	1,115	(2,905)	(9,428)
Total other comprehensive loss	(2,456)	(126)	(2,905)	(9,671)
Comprehensive income	$13,634	$23,843	$273,237	$254,637

Net income per share
Basic	$0.57	$0.82	$9.73	$8.92
Diluted	$0.57	$0.82	$9.62	$8.84
Weighted-average common shares outstanding
Basic	27,992	29,134	28,385	29,641
Diluted	28,279	29,407	28,694	29,903

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	As of March 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$649,436	$589,692
Trade accounts receivable, net	185,596	178,602
Inventories, net	311,620	278,842
Other current assets	47,459	48,269
Total current assets	1,194,111	1,095,405
Property and equipment, net	209,037	213,796
Operating lease assets	243,522	—
Other noncurrent assets	118,448	118,005
Total assets	$1,765,118	$1,427,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$638	$603
Trade accounts payable	147,892	124,974
Operating lease liabilities	49,091	—
Other current liabilities	103,325	124,947
Total current liabilities	300,946	250,524
Mortgage payable	30,263	30,901
Long-term operating lease liabilities	215,724	—
Other long-term liabilities	78,065	100,651
Total long-term liabilities	324,052	131,552
Total stockholders' equity	1,140,120	1,045,130
Total liabilities and stockholders' equity	$1,765,118	$1,427,206

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31, 2019
	GAAP Measures (As Reported)	Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$394,130		$394,130
Cost of sales	190,825		190,825
Gross profit	203,305		203,305
Selling, general and administrative expenses	171,701	(1,280)	170,421
Income from operations	31,604	1,280	32,884

Other income, net	(1,939)		(1,939)
Income before income taxes	33,543	1,280	34,823
Income tax expense	9,574		9,939
Net Income	$23,969		$24,884

Net income per share
Basic	$0.82		$0.85
Diluted	$0.82		$0.85
Weighted-average common shares outstanding
Basic	29,134		29,134
Diluted	29,407		29,407

(1) Adjustments as of March 31, 2019 reflect amounts related to organizational changes and other one-time or non-recurring amounts.
(2) The tax rate applied to the Non-GAAP measures is 28.5%, which is equal to the GAAP effective income tax rate for the three months ended March 31, 2019.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(dollar and share data amounts in thousands, except per share data)

	Year Ended March 31, 2019
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$2,020,437		$2,020,437
Cost of sales	980,187		980,187
Gross profit	1,040,250		1,040,250
Selling, general and administrative expenses	712,930	327	713,257
Income from operations	327,320	(327)	326,993

Other income, net	(1,614)	(445)	(2,059)
Income before income taxes	328,934	118	329,052
Income tax expense	64,626		64,649
Net income	$264,308		$264,403

Net income per share
Basic	$8.92		$8.92
Diluted	$8.84		$8.84
Weighted-average common shares outstanding
Basic	29,641		29,641
Diluted	29,903		29,903

(1) Adjustments as of March 31, 2019 reflect amounts related to restructuring costs, organizational changes, legal matters, charges in connection with the Company's refinancing of its prior credit facility, and other one-time and non-recurring amounts.
(2) The tax rate applied to the Non-GAAP measures is 19.6%, which is equal to the GAAP effective income tax rate for the year ended March 31, 2019.